Exhibit 99.1

Celldex Reports Second Quarter and Six Month 2009 Financial Results

- Conference Call Wednesday, August 5, at 9:00 a.m. Eastern Time -

NEEDHAM, Mass.--(BUSINESS WIRE)--August 5, 2009--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the second quarter and six-month period ended June 30, 2009. Celldex reported a net loss of $8.7 million, or $0.55 per share, for the second quarter of 2009 compared to a net loss of $10.3 million, or $0.67 per share, for the second quarter of 2008. For the six months ended June 30, 2009, Celldex reported a net loss of $16.4 million, or $1.04 per share, compared to a net loss of $32.4 million, or $2.56 per share, for the six months ended June 30, 2008. At June 30, 2009, Celldex reported cash and cash equivalents of $31.6 million.

On May 29, 2009, Celldex Therapeutics announced that the Company has entered into a definitive agreement to acquire CuraGen Corporation (NASDAQ: CRGN). The transaction, subject to shareholder approval, is expected to close in the third quarter of 2009.

“Celldex launched a major strategic initiative one year ago to acquire a series of selected assets to fuel our Precision Targeted Immunotherapy Platform for future growth,” said Anthony S. Marucci, Celldex’s President and Chief Executive Officer. “The proposed acquisition of CuraGen - the fourth and most significant transaction of the last twelve months - fulfills this initiative and adds a portfolio of oncology-focused antibodies to our platform and substantial cash resources.

The second quarter also brought considerable progress in our current clinical development programs as we presented data on multiple studies at the American Society of Clinical Oncology Annual Meeting including poster presentations on updated results from Phase 2 studies of our lead candidate, CDX-110 in glioblastoma multiforme, and an oral presentation on CDX-1307, the first antibody-based dendritic cell targeted vaccine resulting from our platform. As we transition to the second half of 2009, we believe we are very well positioned with a pipeline of immunotherapy-based product candidates, multiple upcoming value-driving milestones and a strong balance sheet, made stronger by the CuraGen merger,” concluded Marucci.

Second quarter and recent highlights:

  Delivered an oral presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting in Orlando, Florida on data from the CDX-1307 Phase 1 studies in combination with multiple immune modulators from Celldex’s proprietary platform, including recently in-licensed assets that demonstrated a favorable safety profile and strong immune responses.
  Presented mature data at ASCO from the Phase 2 ACTIVATE trial (n=21) and updated data from the continuation study, ACT II (n=23), of CDX-110 in patients with newly diagnosed EGFRvIII-positive glioblastoma multiforme (GBM). In both studies, CDX-110 was generally well-tolerated with local injection site reactions being the most commonly reported toxicity.
    In the single-arm Phase 2 ACTIVATE study, median overall survival (OS) was 26 months and median time to progression (TTP) was 14.2 months. Additionally, three patients remain without relapse more than four years from surgery and continue to receive the vaccine within the clinical trial.
    In the single-arm Phase 2 ACT II study, median TTP is 15.2 months and three patients continue without relapse after more than two years. Results to date from this ongoing study estimate median OS to be 23.6 months. In addition, and in line with preclinical data that suggested the combination of CDX-110 with temozolomide could augment immune responses, patients demonstrate clear serological evidence of an immune response against EGFRvIII.
  Enhanced our Precision Targeted Immunotherapy Platform by:
    Acquiring exclusive rights to the immune-stimulatory molecules FMS-like tyrosine kinase 3 ligand (Flt3L) and CD40 ligand (CD40L) from Amgen.
    Announcing the definitive agreement to acquire CuraGen Corporation in a stock-for-stock transaction, which values CuraGen at approximately $93.5 million to $94 million, subject to certain adjustments described within the definitive agreement. In addition to its pipeline of oncology-focused antibodies, CuraGen is expected to have a cash balance of approximately $53.5 million to $54 million net of certain acquisition-related costs and CuraGen convertible debt at the transaction’s close.

Further Financial Highlights

The net loss of $8.7 million for the second quarter of 2009 represents a decrease of $1.6 million when compared to the net loss for the same period in 2008 and is primarily due to an increase in revenue and a decrease in operating expense. R&D expense in the second quarter of 2009 increased by $0.2 million compared to R&D expense in 2008 due primarily to increased personnel-related expenses, laboratory materials and services and clinical trials costs for CDX-110 and CDX-1307. G&A expenses in the second quarter of 2009 decreased by $1.1 million to $3.5 million as compared to $4.6 million in 2008, primarily due to a decrease in personnel-related expenses in 2009. G&A expenses for this quarter included approximately $1 million, or $0.06 per share, of transaction expenses recorded in connection with the CuraGen acquisition.

The net loss of $16.4 million for the first six months of 2009 represents an improvement of $16.0 million when compared to the net loss for the same period in 2008, primarily due to the non-cash charge of $14.8 million for purchased in-process R&D recorded in 2008. R&D expense in the first six months of 2009 increased by $4.4 million compared to R&D expense in 2008 due primarily to the combined operations of AVANT and Celldex for the full six-month period in 2009, including increased personnel-related expenses, royalty and license fee expenses, clinical trials costs for CDX-110 and CDX-1307 and facility-related costs. G&A expenses decreased by $0.8 million to $6.9 million in 2009 as compared to G&A expense of $7.6 million in the first six months of 2008, primarily due to reduced personnel-related expenses.

Revenues for the first six months of 2009 increased by $4.3 million compared with revenues for 2008. The increase in product development and licensing revenue in 2009 primarily reflects recognition of $2.1 million in Pfizer deferred revenue related to CDX-110 in 2009. The decrease in contracts and grants revenue in 2009 compared to 2008 primarily reflects the deferral of certain revenues billable to Rockefeller University. In 2009, Celldex also recognized $3.2 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital.

As of June 30, 2009, the Company had approximately 15.9 million shares outstanding.

Important Information Related to Celldex’s Financial Results

On March 7, 2008, privately-held Celldex Therapeutics, Inc. completed its merger with a wholly-owned subsidiary of AVANT Immunotherapeutics, Inc. and, effective October 1, 2008, AVANT changed its name to Celldex Therapeutics, Inc. In connection with the merger, the Company implemented a 1-for-12 reverse stock split of its common stock on March 7, 2008.

The merger was accounted for using the purchase method of accounting and was treated as an acquisition by Celldex of AVANT, with Celldex being considered the accounting acquirer even though AVANT was the issuer of common stock and surviving legal entity in the transaction. Because Celldex was determined to be the acquirer for accounting purposes, the historical financial statements of Celldex became the historical financial statements of the Company. Accordingly, the financial statements of the Company prior to the merger reflect the financial position, results of operations and cash flows of pre-merger, privately-held Celldex only.

Webcast and Conference Call

Celldex will host a conference call and live audio webcast at 9:00 AM ET on Wednesday, August 5, 2009, to discuss Celldex’s second quarter and six month 2009 financial results. The conference call will be webcast live over the Internet and can be accessed by logging on to the "News & Events" section of the Celldex Therapeutics website at http://www.celldextherapeutics.com. The call can also be accessed by dialing 888-713-4216 (within the U.S.) or 617-213-4868 (if calling from outside the U.S.). The passcode for participants is 31965468. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.) or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 59806260. The replay will also be available via the Company’s website, http://www.celldextherapeutics.com, after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at 781-433-0771.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases. Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains ``forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company's strategic focus and the future development and commercialization of CDX-110, CDX-1307, Ty800, CDX-1135 (formerly TP10), CDX-1401 and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to close the merger of our wholly-owned subsidiary with CuraGen Corporation; the successful integration of the businesses, multiple technologies and programs of CuraGen and Celldex; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; the inability to obtain additional capital; the inability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the fiscal year ended December 31, 2008, and its Forms 10-Q and 8-K.

-table follows-

CELLDEX THERAPEUTICS, INC.
(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENTS	Quarter		Six Months
OF OPERATIONS DATA	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
REVENUE
Product Development and
Licensing Agreements	$1,497	$871	$2,999	$990
Contracts and Grants	-	254	139	282
Product Royalties	1,188	837	3,279	837

Total Revenue	2,685	1,962	6,417	2,109

OPERATING EXPENSE
Research and Development	7,802	7,612	16,488	12,117
General and Administrative	3,511	4,606	6,851	7,620
Gain on Sale of Assets	-	-	(604)	-
Charge for Purchased In-Process
Research and Development	-	-	-	14,756
Amortization of Acquired Intangible Assets	95	104	191	153

Total Operating Expense	11,408	12,322	22,926	34,646

Operating Loss	(8,723)	(10,360)	(16,509)	(32,537)

Investment and Other Income, Net	18	99	101	146

Net Loss	$(8,705)	$(10,261)	$(16,408)	$(32,391)

Basic and Diluted Net Loss per
Common Share	$(0.55)	$(0.67)	$(1.04)	$(2.56)
Weighted Average Common
Shares Outstanding	15,834	15,227	15,826	12,677

CONDENSED CONSOLIDATED
BALANCE SHEETS			June 30,	December 31,
			2009	2008
			(Unaudited)
ASSETS
Cash and Cash Equivalents			$31,633	$44,257
Other Current Assets			1,876	2,819
Property and Equipment, net			12,551	13,567
Intangible and Other Assets, net			8,352	9,150
Total Assets			$54,412	$69,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$12,856	$14,101
Long-Term Liabilities			37,253	37,558
Stockholders' Equity			4,303	18,134
Total Liabilities and Stockholders' Equity			$54,412	$69,793

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Dan Budwick, 973-271-6085
dbudwick@bmccommunications.com